Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Event Cardio Group Inc. (the “Company”) on Form S-8, to be filed on or about January 30, 2015, of our report dated November 6, 2014 with respect to the consolidated balance sheet of 2340960 Ontario Inc. (“ECG”) as of August 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in stockholders’ deficiency and cash flows for each of the years in the two-year period ending August 31, 2014, which report was included in the filing in exhibit 99.1 to the Current Report on Form 8-K/A of the Company filed November 26, 2014.

/s/ Paritz & Company, PA

Paritz & Company, PA

Hackensack, New Jersey

January 30, 2015